Exhibit 4.1

WARRANTS TO PURCHASE COMMON SHARES

Number of Warrant Shares: ___________

(subject to adjustment)

Warrant No.	Original Issue Date: August 4, 2020

Ur-Energy Inc., a corporation continued under the Canada Business Corporations Act (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ____________, or its permitted registered assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company up to a total of ___________ common shares, no par value per share (the “Common Shares”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to US$0.75 per share (as adjusted from time to time as provided in Section 9 herein, the “Exercise Price”), upon surrender of this warrant to purchase Common Shares (including any warrants to purchase Common Shares issued in exchange, transfer or replacement hereof, the “Warrant”) at any time and from time to time on or after the date hereof (the “Original Issue Date”) and through and including 5:30 P.M., New York City time, on August 4, 2022 (the “Expiration Date”), and subject to the following terms and conditions:

1.            Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

(a)               “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.

(b)              “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to remain closed.

(c)               “Commission” means the United States Securities and Exchange Commission and any successor entity thereto.

(d)               “Closing Sale Price” means, for any security as of any date, the last trade price for such security on the Principal Trading Market for such security, as reported by Bloomberg Financial Markets, or, if such Principal Trading Market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security immediately prior to 4:00 P.M., New York City time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or, if no last trade price is reported for such security by Bloomberg Financial Markets, the average of the bid and ask prices of any market makers for such security as reported on OTC Pink (also known as the “pink sheets”) by the OTC Markets, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then the Board of Directors of the Company shall use its good faith judgment to determine the fair market value of such security on such date. The Board of Directors’ determination shall be binding upon all parties absent demonstrable error. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(e)               “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

(f)                “Principal Trading Market” means the trading market on which the Common Shares are primarily listed on and quoted for trading, and which, as of the Original Issue Date shall be the NYSE American.

(g)               “Registration Statement” means the Company’s Registration Statement on Form S-3 (File No. 333-238324), as amended and supplemented from time to time, relating to the Warrant Shares, among other securities of the Company.

(h)               “Securities Act” means the Securities Act of 1933, as amended.

(i)                “Trading Day” means a day on which the Principal Trading Market is open for trading.

(j)                “Transfer Agent” means Computershare Investor Services Inc., the Company’s transfer agent for the Common Shares, and the Company or its designee, with respect to the Warrants.

2.            Registration of Warrants. The Company shall, or shall cause its Transfer Agent to, register this Warrant, upon records to be maintained by the Company or Transfer Agent for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any registered assignee to which this Warrant is permissibly assigned hereunder) from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3.            Registration of Transfers. Subject to compliance with all applicable securities laws, the Company shall, or shall cause its Transfer Agent to, register the transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, and payment of all applicable transfer taxes, reasonably promptly following its receipt of a written request from the record Holder. Upon any such registration of transfer, a new warrant to purchase Common Shares in substantially the form of this Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred shall be issued to the transferee, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder had in respect of this Warrant. The Company shall, or shall cause its Transfer Agent to, prepare, issue and deliver at the Company’s own expense any New Warrant under this Section 3. Until due presentment for registration of transfer, the Company may treat the registered Holder hereof as the owner and holder of this Warrant for all purposes, and the Company shall not be affected by any notice to the contrary.

4.             Exercise and Duration of Warrants.

(a)               All or any part of this Warrant shall be exercisable by the registered Holder in any manner permitted by this Warrant at any time and from time to time on or after the Original Issue Date and through and including 5:30 P.M. New York City time, on the Expiration Date. At 5:30 P.M., New York City time, on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be void and of no value and this Warrant shall terminate and no longer be outstanding.

(b)               The Holder may exercise this Warrant by delivering to the Company an exercise notice, in the form attached as Schedule 1 hereto (the “Exercise Notice”), completed and duly signed, and the date of such delivery to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date” (provided that if an Exercise Notice is delivered to the Company on a day that is not a Trading Day or after 3:00 P.M., New York City time, on a Trading Day, the Exercise Date will be the following Trading Day, except for any exercise on the Expiration Date, which will be deemed timely delivered if delivered prior to 5:30 P.M., New York City time on the Expiration Date). Prior to 3:00 P.M., New York City time within one (1) Business Day following the Exercise Date, the Holder shall deliver to the Company payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of by wire transfer of immediately available funds or a “net share exercise” if permitted pursuant to Section 10 below and so indicated in the Exercise Notice and provided that if the Exercise Price is received by the Company after 3:00 P.M., New York City time, the Exercise Price will be deemed received on the following Business Day). If this Warrant is exercised or deemed to be exercised after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Company will be returned to the Holder as soon as practicable. In no event will interest accrue on funds deposited with the Company in respect of an exercise or attempted exercise of this Warrant. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. No ink original Exercise Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Notice be required. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant to the Holder evidencing its right to purchase the remaining number of Warrant Shares. For the avoidance of doubt, the Company may not substitute, and the Holder may not request, a cash payment in satisfaction of the Company’s obligation to issue and deliver Warrant Shares pursuant to an Exercise Notice, other than as specified in Sections 9(c) or 12 of this Warrant.

5.             Delivery of Warrant Shares.

(a)               Upon exercise of this Warrant, the Company shall promptly (but in no event later than the later of (i) two (2) Trading Days after the Exercise Date, and (ii) one (1) Trading Day after receipt of the aggregate Exercise Price by the Company (including if the exercise is a Cashless Exercise) (such later date, the “Warrant Share Delivery Date”) (upon the request of the Holder if the Company is a participant in the Fast Automated Securities Transfer Program (the “FAST Program”) and provided either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to, or resale of the Warrant Shares by, the Holder or (B) this Warrant is being exercised via cashless exercise), cause the Company’s Transfer Agent and registrar to issue (x) such aggregate number of Common Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit Withdrawal at Custodian (DWAC) system, or (y) if the provisions of clause (A) and (B) above are not satisfied, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Common Shares to which the Holder is entitled pursuant to such exercise. The Holder, or any Person permissibly so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the time of delivery of the Exercise Notice, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within one (1) Trading Day following delivery of the applicable Exercise Notice. While this Warrant is outstanding and exercisable, the Company shall maintain a transfer agent that is a participant in the FAST Program.

(b)               Except as otherwise required by law, the Company’s obligations to issue and deliver Warrant Shares in accordance with and subject to the terms hereof (including the limitations set forth in Section 11(a) below) shall not be subject to any setoff, counterclaim or recoupment of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 5(a) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, Common Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of Common Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Common Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Common Shares upon exercise of the Warrant as required pursuant to the terms hereof.

6.              Charges, Taxes and Expenses. Issuance and delivery of Common Shares upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee, warrant agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or the Warrants in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant. The Company shall pay all Transfer Agent fees and, as applicable, warrant agent fees required for same-day processing of any Exercise Notice and all fees to DTC (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

7.             Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction (in such case) and, in each case, a customary and reasonable indemnity (but without any obligation to post any surety or other bond). If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8.              Reservation of Warrant Shares. The Company covenants that it will at all times while this Warrant is outstanding reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Shares, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are initially issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized and issued, and fully paid and nonassessable. The Company will take all such action as may be reasonably necessary to assure that such Common Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Shares may be listed.

9.              Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a)               Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Shares or otherwise makes a distribution on any class of capital stock that is payable in Common Shares, (ii) subdivides its outstanding Common Shares into a larger number of Common Shares, (iii) combines its outstanding Common Shares into a smaller number of Common Shares or (iv) issues by reclassification of shares of capital stock any additional Common Shares of the Company, then in each such case the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately before such event and the denominator of which shall be the number of Common Shares outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Exercise Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends. Any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)               Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Shares for no consideration (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Shares covered by the preceding paragraph) or (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), then, upon any exercise of this Warrant that occurs after the record date fixed for determination of shareholders entitled to receive such distribution, the Holder shall be entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), the Distributed Property that such Holder would have been entitled to receive in respect of such number of Warrant Shares had the Holder been the record holder of such Warrant Shares immediately prior to such record date without regard to any limitation on exercise contained therein.

(c)              Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company effects any merger, amalgamation or consolidation of the Company with or into another Person, in which the Company is not the surviving entity or the shareholders of the Company immediately prior to such merger, amalgamation or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger, amalgamation or consolidation, (ii) the Company effects any sale to another Person of all or substantially all of its assets in one or a series of related transactions, (iii) pursuant to any tender offer, take-over bid or exchange offer (whether by the Company or another Person), holders of capital stock who tender shares representing more than 50% of the voting power of the capital stock of the Company and the Company or such other Person, as applicable, accepts such tender for payment, (iv) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the voting power of the capital stock of the Company or (v) the Company effects any reclassification of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of Common Shares covered by Section 9(a) above) (in any such case, a “Fundamental Transaction”), then following such Fundamental Transaction the Holder shall have the right to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant without regard to any limitations on exercise contained herein (the “Alternate Consideration”). The Company shall not effect any Fundamental Transaction in which the Company is not the surviving entity or the Alternate Consideration includes securities of another Person unless prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or other Person (including any purchaser of assets of the Company) shall assume the obligation to deliver to the Holder, such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and the other obligations under this Warrant.

(d)              Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section 9, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(e)               Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest share, as applicable.

(f)                Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment, in good faith, in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

(g)               Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Shares, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes or approves, enters into any material definitive agreement contemplating or solicits shareholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then, except if such notice and the contents thereof shall be deemed to constitute material non-public information, the Company shall deliver to the Holder a notice of such transaction at least ten (10) days prior to the applicable record or effective date on which a Person would need to hold Common Shares in order to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice. In addition, if while this Warrant is outstanding, the Company enters into any material definitive agreement contemplating or solicits shareholder approval for any Fundamental Transaction contemplated by Section 9(c), other than a Fundamental Transaction under clause (iii) of Section 9(c), the Company shall deliver to the Holder a notice of such Fundamental Transaction at least fifteen (15) days prior to the date such Fundamental Transaction is consummated. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

10.           Limited Cashless Exercise. If the Registration Statement (or any subsequent registration statement applicable to the Warrant Shares) permitting the registered issuance of the Warrant Shares is not then effective or the prospectus forming a part thereof is not then available, then the Holder shall be entitled to utilize cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows (a “Cashless Exercise”):

X = Y [(A-B)/A]

where:

“X”	equals the number of Warrant Shares to be issued to the Holder;

“Y”	equals the total number of Warrant Shares with respect to which this Warrant is then being exercised;

“A”	equals the average of the Closing Sale Prices of the Common Shares for the five (5) consecutive Trading Days ending on the date immediately preceding the Exercise Date; and

“B”	equals the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a “cashless exercise” transaction shall be deemed to have been acquired by the Holder in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued (provided that the Commission continues to take the position that such treatment is proper at the time of such exercise).

11.           Limitations on Exercise.

(a)           Notwithstanding anything to the contrary contained herein, the number of Warrant Shares that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such exercise (or other issuance), the total number of Common Shares then beneficially owned by the Holder and its Affiliates and any other Persons whose beneficial ownership of Common Shares would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 4.99% of the total number of then issued and outstanding Common Shares (including for such purpose the Common Shares issuable upon such exercise) (the "Beneficial Ownership Limitation"), it being acknowledged by the Holder that the Company is not representing to such Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and such Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the Beneficial Ownership Limitation contained in this Section 11(a) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder and its Affiliates) and of which a portion of this Warrant is exercisable shall be in the sole discretion of a Holder, and the submission of an Exercise Notice shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder and its Affiliates) and of which portion of this Warrant is exercisable, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination under this Section 11(a) as to any group status shall be determined by the Holder in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 11(a), in determining the number of outstanding Common Shares, the Holder may rely on the number of outstanding Common Shares as reflected in (x) the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, (y) a more recent public announcement by the Company that contains such number of shares or (z) any other notice by the Company or the Transfer Agent setting forth the number of Common Shares outstanding. Upon the written request of the Holder, the Company shall within three (3) Trading Days confirm orally and in writing to such Holder the number of Common Shares outstanding as of the most recent practicable date. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 11(a), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares upon exercise of this Warrant held by the Holder and the provisions of this Section 11(a) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 11(a) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

12.           No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of Warrant Shares to be issued shall be rounded down to the next whole number and the Company shall pay the Holder in cash the fair market value (based on the Closing Sale Price) for any such fractional shares.

13.           Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile or e-mail (unless the sender receives an automated message indicating that such e-mail has been rejected by the recipient's server) at the facsimile number or e-mail address specified in the books and records of the Transfer Agent prior to 5:30 P.M., New York City time, on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail (unless the sender receives an automated message indicating that such e-mail has been rejected by the recipient's server) at the facsimile number or e-mail address specified in the books and records of the Transfer Agent on a day that is not a Trading Day or later than 5:30 P.M., New York City time, on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next Business Day delivery, or (iv) upon actual receipt by the Person to whom such notice is required to be given, if by hand delivery.

Any notice pursuant to this Warrant to be given by the Holder to the Company shall be delivered to:

Ur-Energy Inc.

10758 West Centennial Road, Suite 200

Littleton, Colorado 80127

Attn: General Counsel

Facsimile: (720) 981-5643

E-mail: legaldept@ur-energy.com

14.           Warrant Agent. The Company shall initially serve as warrant agent under this Warrant. Upon thirty (30) days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

15.           Miscellaneous.

(a)           No Rights as a Shareholder. The Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

(b)           Authorized Shares.

(i)            Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

(ii)           Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(c)           Successors and Assigns. Subject to the restrictions on transfer set forth in this Warrant and compliance with applicable securities laws, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company without the written consent of the Holder except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the Company and the Holder and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.

(d)           Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holders of Warrants representing no less than a majority of the Warrant Shares obtainable upon exercise of the Warrants then outstanding.

(e)           Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

(f)            Governing Law; Jurisdiction. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(g)           Headings. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(h)          Severability. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby, and the Company and the Holder will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(i)            Entire Agreement. This Warrant constitutes the entire agreement and understanding of the Company and the Holder with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

UR-ENERGY INC.

By:
Name:
Title:

Schedule 1

FORM OF EXERCISE NOTICE

To:       Ur-Energy Inc.

Ladies and Gentlemen:

(1)	The undersigned is the Holder of Warrant No. ____ (the “Warrant”) issued by Ur-Energy Inc., a corporation continued under the Canadian Business Corporations Act (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2)	The undersigned hereby exercises its right to purchase ______ Warrant Shares pursuant to the Warrant.

(3)	The Holder intends that payment of the Exercise Price shall be made as (check one or both):

☐	a “cash exercise” with respect to ________ Warrant Shares; and/or

☐	a “Cashless Exercise” pursuant to and subject to the conditions set forth in Section 10 of the Warrant with respect to Warrant Shares.

(4)	In the event that the Holder has elected a “cash exercise” with respect to some or all of the Warrant Shares, the Holder shall pay the Exercise Price in the sum of US$_________ to the Company in accordance with the terms of the Warrant.

(5)	Pursuant to this Exercise Notice, the Company shall deliver to the Holder Warrant Shares determined in accordance with the terms of the Warrant. Please issue (check applicable box):

☐	A certificate of certificates representing the Holder’s Warrant Shares in the name of the undersigned or in the following name: ____________________________

☐	The Holder’s Warrant Shares in electronic form to the following account:

Name and Contact for Broker:

Broker no:

Account no:

Account holder:

(6)	By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of Common Shares (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 11(a) of the Warrant to which this notice relates.

Dated:

Name of Holder:

By:

Name:

Title:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

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